Exhibit 99.1
CONSENT TO BE NAMED AS A DIRECTOR
     I hereby consent to serve as a director of Mercator Partners Acquisition Corp. and/or any successor entity (collectively, the “Company”) if elected as such, and to be named as a nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any proxy statement and/or prospectus contained therein.
Date: June 8, 2006

Signature:	/s/ D. Michael Keenan

Name:	D. Michael Keenan